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                                  [LETTERHEAD]



                              FOR IMMEDIATE RELEASE (THURSDAY, JULY 30, 1998)
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                              Contact:  Stephen L. Johnson   John A. Rice, Jr.
                                        Public Relations     Investor Relations
                                        (415) 765-3252       (415) 765-2998

UNIONBANCAL CORPORATION TO ELIMINATE PARENT DIRECT INTEREST
IN UNION BANK OF CALIFORNIA VIA SHARE EXCHANGE


SAN FRANCISCO -- UnionBanCal Corporation (NNM: UNBC), the holding company for Union Bank of California, N.A. (UBOC), today announced that it will exchange shares of its common stock for The Bank of Tokyo-Mitsubishi, Ltd.'s (BTM) direct ownership interest in UBOC. Following the share exchange, UNBC will own 100 percent of UBOC and BTM will own 81.6 percent of UNBC. UBOC is currently owned 94.0 percent by UNBC and 6.0 percent by BTM, while UNBC is currently owned 80.5 percent by BTM and 19.5 percent by others.

"This transaction will have no impact on the effective ownership of UNBC," said Takahiro Moriguchi, president and chief executive officer. "By eliminating BTM's direct interest in the bank subsidiary, we are simplifying the ownership structure of UNBC, making it easier for shareholders and others to analyze UNBC's financial position and performance. In addition, the new ownership structure will provide greater flexibility, particularly with respect to potential transactions between UBOC and UNBC."

The transaction will be effected through the issuance of 3,389,881 UNBC shares to BTM in exchange for all of the 2,407,891 UBOC shares owned directly by BTM. The exchange ratio was based on an "at market" valuation, with no premium being paid by either party. The exchange of shares will be accounted for as a reorganization of entities under common control (similar to a business combination under the pooling of interests method). Accordingly, all historical financial information will be restated as if the combination had been in effect for all periods presented. The transaction will have no material effect on the financial position, results of operations, earnings per share, return on average assets, or return on average common equity of UNBC. The transaction will have no taxable effect on UNBC, and is expected to be consummated on August 10, 1998.


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The UNBC Board of Directors approved the transaction at their July 22, 1998 meeting. A special committee of outside UNBC directors was advised by Lehman Brothers, Inc. as to the fairness of the exchange.

Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $30.9 billion at June 30, 1998. Union Bank of California, N.A., is the third largest commercial bank in California, and among the 30 largest in the United States. Union Bank of California, N.A., has 241 banking offices in California, 6 banking offices in Oregon and Washington and 18 overseas facilities.


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